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                                                                      EXHIBIT 18

To the Audit Committee of the Board of Directors
Park-Ohio Industries, Inc.
23000 Euclid Avenue
Cleveland, Ohio 44117

     Note B of the notes to the consolidated financial statements of Park-Ohio Industries, Inc. included in its quarterly report on Form 10-Q for the six months ended June 30, 2003 describes a change in the method of accounting for inventory at certain subsidiaries of the Company from the last-in, first-out
(LIFO) method to the first-in, first-out (FIFO) method. There are no authoritative criteria for determining a preferable inventory method based on the particular circumstances; however, we conclude that such change in the method of accounting for inventory at certain subsidiaries is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with generally accepted auditing standards of any financial statements of the Company as of any date or for any period subsequent to December 31, 2002 and, therefore, we do not express any opinion on any financial statement of Park-Ohio Industries, Inc. subsequent to that date.
                                          Very truly yours,

                                          /s/ Ernst & Young LLP

Cleveland, Ohio
August 12, 2003

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